Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 27, 2026, with respect to the consolidated financial statements, financial statement schedule and internal control over financial reporting included in the Annual Report of Main Street Capital Corporation on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Main Street Capital Corporation on Form N-2 (File No. 333-285405) and Forms S-8 (File Nos. 333-208643 and 333-264643).
/s/ GRANT THORNTON LLP

Dallas, Texas
February 27, 2026